Exhibit 10.65

                         [BrandPartners Group, Inc. L/H]


                                                               October 16, 2001




Mr. Thomas P. Willey
The Thomas P. Willey Revocable
  Trust of 1998
18 Winding Brook Drive
Stratham, NH 03885

Mr. James M. Willey
James M. Willey Trust - 1995
536 Central Road
Rye, NH 03870

Dear Tom and Jim:

      As we have discussed, Corporate Mezzanine II, L.P. is prepared to lend to Willey Brothers, Inc. (the "Company") $5,000,000 to fund the growth of the Company (the "Loan").

      This letter shall confirm that, in view of such funding and the opportunities available to the Company as a result thereof, in lieu of the EBITDA thresholds and payment amounts set forth in Sections 4.2.1 and 4.2.2 of the Stock Purchase Agreement, dated January 11, 2001, for each fiscal year covered by the Earn-Out after 2001, there shall be only one EBITDA threshold and one payment amount, as follows: the EBITDA threshold shall be $7,000,000 and the aggregate amount payable in any one fiscal year pursuant to the Earn-Out shall be $600,000. For purposes of the Earn-Out, after 2001 all principal and interest related to the Loan shall be included in the calculation of EBITDA.

October 16, 2001
Page 2


      In addition, in the event that any portion of the proceeds from the Loan are used for working capital purposes instead of for growth capital, no Earn-Out payments shall be made until such time as the amount used for such working capital purposes shall be replenished.

      Further, with regard to the Subordinated Convertible Term Promissory Notes, made January 11, 2001, each in the principal amount of $1,000,000 (the "$1 Million Notes"), and the Subordinated Convertible Term Promissory Notes, made January 11, 2001, each in the principal amount of $3,750,000 (the "$3.75 Million Notes;" together with the $1 Million Notes, the "Notes"), you agree as follows: (i) all payments due under the each of the Notes for the first three fiscal quarters of fiscal year 2001 shall be deferred, and such payments shall recommence in the fourth quarter of fiscal year 2001; (ii) any Event of Default (as defined in the respective Notes) that may have occurred prior to this date are waived; (iii) the maturity date of each of the $1 Million Notes shall be extended until October 11, 2003; and (iv) the maturity date of each of the $3.75 Million Notes shall be extended until October 11, 2007.

      Except as otherwise set forth in this letter, the terms of the Stock Purchase Agreement and the Notes shall remain in full force and effect.

      Kindly execute each copy of this agreement where indicated and return to the undersigned.

      Many thanks.

                                       Sincerely,

                                       BrandPartners Group, Inc. (formerly known as Financial Performance Corporation)

                                       By:/s/ Jeffrey S. Silverman
                                       ------------------------------
                                       Jeffrey S. Silverman, Chairman

October 16, 2001
Page 3

Agreed To and Accepted
October 16, 2001

THOMAS P. WILLEY

/s/ Thomas P. Willey
--------------------

JAMES M. WILLEY

/s/ James M. Willey
-------------------

THE THOMAS P. WILLEY REVOCABLE TRUST OF 1998

By: /s/ Thomas P. Willey
    -------------------------
    Thomas P. Willey, Trustee

JAMES M. WILLEY TRUST - 1995

By: /s/ James M. Willey
    ------------------------
    James M. Willey, Trustee